Exhibit 10.7

Supplementary Agreement to

the Lease Agreement

This Supplementary Agreement to the Lease Agreement (herein after the “Supplementary Agreement”) is entered into as of the 15th September 2009 (the “Effective Date”) by and between:

Beijing Economic-Technological Investment & Development Corporation, with its registered legal address at F/14 Bo Da Building, No. 15 Ronghua Zhong Road, BDA 100176 (hereinafter referred to as the “Lessor”);

And

NXP Semiconductors (Beijing) Ltd, a company organized and existing under the law of the People’s Republic of China (hereinafter refers to PRC) with its registered legal address at No.1 Jiuxianqiao East Road, Chaoyang District, Beijing 100016 (hereinafter referred to as the “Tenant”).

In this Supplementary Agreement, the Lessor and Tenant are referred to collectively as “Parties” and individually as “Party”.

Whereas:

1. The Parties have entered into a Lease Agreement (hereinafter “Lease Agreement”) as of the Effective date (which is September 15, 2009, same from hereafter);

2. In accordance with the Lease Agreement, the Tenant shall enjoy preferential rental conditions provided that the Tenant finishes the change of the business license and tax registration from the current location to the No.20 TongJi South Road, BDA within certain period (hereinafter the “Transfer of Licenses”) as described in the Lease Agreement;

3. In accordance with relevant Beijing local policy, the Transfer of the Licenses is stopped by the authority for an indefinite period. The Parties agree to adjust the preferential conditions clauses of the Lease Agreement;

4. The Parties are willing to finish the handover the Buildings and Venues as defined in the Lease Agreement recently.

NOW THEREFORE, the Parties reach this Supplementary Agreement as follows:

Article 1 Parties agreed that Buildings and Venues which is under condition defined in the Lease Agreement shall be handed over to the Tenant as the current status upon the signing date of this Supplementary agreement; and the Tenant shall not bear any costs of expenses which incurred before the hand over date, including but not limited to the decoration of factory building, firefighting system etc.

Article 2 The Tenant shall complete the decoration of office building based on the status of handover upon handover date and bear the relevant cost on its own.

Article 3 With respect to rent free period, the Lessor agrees that the 2 years and six months rent free/exemption period described in Article 13 of Lease Agreement will start from January 1, 2010, however, the use of rent free period shall be constrained by Article 4 to Article 6 of this agreement.

Article 4 If the Tenant is able to finish the Transfer of License before 31st March 2010, the Tenant shall be entitled to enjoy the rent free/exemption period without any doubt.

Article 5, If the Tenant is unable to finish the Transfer of Licenses before 31st March 2010, the Tenant will have another three months grace period i.e. from 1 April 2010 to 30 June 2010 to finish the Transfer of License.

Article 6, If the Tenant is unable to finish the Transfer of Licenses before June 30, 2010, unless both parties comes into a new agreement, the Tenant shall pay the rental of RMB 37 per square meter per month according to lease agreement to the Landlord. However, the Tenant shall have the right to enjoy continuous 24 months rent free period from the date that the Tenant finished the Transfer of Licenses. This 24 months rent free period included within the 2 year and 6 months rent free period described under Article 3 of this Agreement.

Article 7 In case there is discrepancy between this Supplementary Agreement the Lease Agreement, this Supplementary Agreement shall prevail.

Article 8 This Supplementary Agreement shall come into effect from the Effective Date. The Supplementary Agreement shall be signed in four originals; each party shall hold two original.

Legal Rep or Authorized Rep.	Legal Rep or Authorized Rep.

Date: 15th Sep 2009	Date: 15th Sep 2009